News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------

                                                     For Release:  Immediately
                                                     Date: August 7, 2008
                                                     Contact:  Clemente Teng
                                                     (818) 244-8080

    PUBLIC STORAGE REPORTS RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2008

GLENDALE, California - Public Storage (NYSE:PSA) announced today operating results for the second quarter ended June 30, 2008.

OPERATING RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2008:
-----------------------------------------------------------

Net income for the three months ended June 30, 2008 was $133.8 million compared to $77.1 million for the same period in 2007, representing an increase of $56.7 million. This improvement is primarily due to improvements in operating income with respect to our domestic self-storage facilities and reduced amortization expense, offset in part by a reduction in foreign exchange gains and increased general and administrative expense due to $25.4 million in incentive compensation incurred in the quarter ended June 30, 2008 (see "Shurgard Europe" below).

Net operating income (before depreciation and amortization) with respect to our domestic operations increased $14.1 million in the three months ended June 30, 2008 as compared to the same period in 2007 due to an increase of $8.6 million with respect to our domestic same-store operations combined with an increase of $5.5 million with respect to our other domestic facilities, primarily our facilities acquired in 2007 and 2008 and the continued fill-up of our newly developed and expanded facilities.

Amortization expense for the quarter ended June 30, 2008, with respect to domestic assets, decreased by $33.8 million as compared to the same period in 2007, primarily due to a reduction in domestic amortization expense related to intangible assets that we obtained in the August 22, 2006 acquisition of Shurgard Storage Centers, Inc. (the "Shurgard Merger").

During the quarter ended June 30, 2008, we recognized a negligible foreign currency exchange loss totaling $2,000, as compared to a $5.6 million gain for the same period in 2007, relating primarily to intercompany loans due from Shurgard Europe. The foreign currency gains and losses were due to changes in the U.S. Dollar relative to the Euro during each period when converting these Euro denominated loans to U.S. Dollars for financial reporting purposes. See "Shurgard Europe" below for further information.

For the three months ended June 30, 2008, net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $68.1 million or $0.40 per common share on a diluted basis compared to $14.4 million or $0.08 per common share on a diluted basis for the same period in 2007, representing an improvement of $53.7 million or $0.32 per common share on a diluted basis. These improvements are due primarily to the impact of the factors described above with respect to the improvement in our net income.

For the three months ended June 30, 2008 and 2007, we allocated $60.3 million and $57.3 million of our net income, respectively, to our preferred shareholders based on distributions paid during each period. The year-over-year increase is due primarily to the issuance of additional preferred securities in 2007.

Weighted average diluted common shares were 168,814,000 and 170,213,000, respectively, for the three months ended June 30, 2008 and 2007. The decline is due to share repurchases in the first quarter of 2008.

OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2008:
---------------------------------------------------------

Net income for the six months ended June 30, 2008 was $646.2 million compared to $136.9 million for the same period in 2007, representing an improvement of $509.3 million. This improvement is primarily due to a gain of $341.9 million recognized on the disposition of a 51% interest in Shurgard Europe on March 31, 2008 (see "Shurgard Europe" below for further information), improvements in operating income with respect to our domestic self-storage facilities and reduced amortization expense, offset in part by a reduction in foreign exchange gains and increased general and administrative expense due to $27.9 million in incentive compensation incurred during the six months ended June 30, 2008 (see "Shurgard Europe" below).

Net operating income (before depreciation and amortization) with respect to our domestic operations increased $22.7 million in the six months ended June 30, 2008 as compared to the same period in 2007 due to an increase of $13.4 million with respect to our domestic same-store operations combined with an increase of $9.3 million with respect to our other domestic facilities, primarily our facilities acquired in 2007 and 2008 and the continued fill-up of our newly developed and expanded facilities.

Amortization expense for the six months ended June 30, 2008, with respect to domestic assets, decreased by $76.5 million as compared to the same period in 2007, primarily due to a reduction in domestic amortization expense related to intangible assets that we obtained in the Shurgard Merger.

During the six months ended June 30, 2008, we recognized a foreign currency exchange gain totaling $41.0 million, as compared to a $10.6 million gain for the same period in 2007, relating primarily to intercompany loans due from Shurgard Europe. The gains in each period were due to changes in the U.S. Dollar relative to the Euro during each period when converting these Euro denominated loans to U.S. Dollars for financial reporting purposes. See "Shurgard Europe" below for further information.

For the six months ended June 30, 2008, net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $514.8 million or $3.05 per common share on a diluted basis compared to $10.1 million or $0.06 per common share on a diluted basis for the same period in 2007, representing an improvement of $504.7 million or $2.99 per common share on a diluted basis. These improvements are due primarily to the impact of the factors described above with respect to the improvement in our net income.

For the six months ended June 30, 2008 and 2007, we allocated $120.7 million and $116.1 million of our net income, respectively, to our preferred shareholders based on distributions paid each period. The year-over-year increase is due primarily to the issuance of additional preferred securities in 2007.

Weighted average diluted common shares were 169,022,000 and 170,275,000, respectively, for the six months ended June 30, 2008 and 2007. The decline is due primarily to share repurchases in the first quarter of 2008.

FUNDS FROM OPERATIONS:
----------------------

For each of the three month periods ended June 30, 2008 and 2007, funds from operations ("FFO") was $1.10 per common share on a diluted basis.

For the three months ended June 30, 2008, FFO has been impacted as a result of incentive compensation with respect to our disposition of an interest in Shurgard Europe included in general and administrative expense totaling $25.4 million. FFO for the three months ended June 30, 2007 was impacted by (i) foreign currency exchange and derivative gains totaling $7.3 million, (ii) expenses related to our proposed offering of shares in our European business totaling $9.6 million, (iii) expenses incurred in connection with the Shurgard Merger totaling approximately $1.3 million, and (iv) expenses related to our reorganization as a Maryland REIT totaling approximately $2.0 million.

For the six months ended June 30, 2008, FFO increased to $2.49 per common share on a diluted basis as compared to $2.15 per common share for the same period in 2007, representing an increase of $0.34 per common share, or 15.8%.

For the six months ended June 30, 2008, FFO has been impacted by (i) incentive compensation with respect to our disposition of an interest in Shurgard Europe included in general and administrative expense totaling $27.9 million and (ii) foreign currency exchange and derivatives gain totaling $41.0 million ($11.6 million for the same period in 2007). FFO for the six months ended June 30, 2007 was also impacted by (i) expenses related to our proposed offering of shares in our European business totaling $9.6 million, (ii) expenses incurred in connection with the Shurgard Merger totaling approximately $5.3 million, (iii) expenses related to our reorganization as a Maryland REIT totaling approximately $2.0 million, and (iv) an increase in insurance proceeds with respect to damage caused by Hurricane Katrina of $2.7 million.

The following table provides a summary of the impact of these items that have occurred during the three and six months ended June 30, 2008 and 2007:


                                                          Three Months Ended June 30,         Six Months Ended June 30,
                                                     ---------------------------------   ---------------------------------
                                                                            Percentage                          Percentage
                                                        2008       2007       Change       2008        2007       Change
                                                     ----------  ---------  ----------   ---------  ----------  -----------

FFO per common share prior to adjustments for the
   following items.............................       $  1.25     $ 1.14       9.6%       $  2.42     $ 2.16      12.0%

Incremental incentive compensation.............         (0.15)         -                    (0.17)         -
Foreign currency exchange and derivative gains, net         -       0.04                     0.24       0.07
Costs and expenses incurred in connection with the
   proposed offering of shares in Shurgard Europe           -      (0.06)                       -      (0.06)
Costs and expenses incurred in connection with the
   Shurgard Merger.............................             -      (0.01)                       -      (0.03)
   Costs to reorganize as a Maryland REIT......             -      (0.01)                       -      (0.01)
Increase in insurance proceeds - casualty gain              -          -                        -       0.02
                                                     ----------  ---------               ---------  ----------
FFO per common share, as reported..............       $  1.10     $ 1.10         -        $  2.49     $  2.15     15.8%
                                                     ==========  =========               =========  ==========


FFO is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

As previously noted, we have received net proceeds totaling approximately $609.1 million in connection with our March 31, 2008 disposition of a 51% interest in Shurgard Europe. These funds were invested in short-term liquid investments earning interest at interest rates averaging approximately 2.2% during the three months ended June 30, 2008.

PROPERTY OPERATIONS -SAME STORE FACILITIES:
-------------------------------------------

The following table summarizes the historical operating results of 1,789 facilities that were all stabilized as of January 1, 2006 and contain approximately 109.4 million net rentable square feet, representing approximately 87% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2008. These facilities include 416 facilities acquired in August 2006 in connection with the Shurgard Merger.

Selected Operating Data for the Same Store
------------------------------------------
Facilities (1,789 Facilities):
------------------------------

                                                        Three Months Ended June 30,                Six Months Ended June 30,
                                                    --------------------------------------  --------------------------------------
                                                                               Percentage                               Percentage
                                                      2008          2007         Change         2008         2007         Change
                                                    ------------ ------------  -----------  -----------  ------------   ----------
                                                             (Dollar amounts in thousands, except weighted average data)

Revenues:
    Rental income.................................  $  321,605    $  311,814      3.1%      $  634,847    $  615,968      3.1%
    Late charges and administrative fees collected      13,807        13,330      3.6%          27,346        26,345      3.8%
                                                    ------------ ------------  -----------  -----------  ------------   ----------
    Total revenues (a)............................     335,412       325,144      3.2%         662,193       642,313      3.1%

Cost of operations:
    Property taxes................................      32,526        31,110      4.6%          66,231        63,428      4.4%
    Direct property payroll.......................      21,906        22,154     (1.1)%         44,750        44,720      0.1%
    Media advertising.............................       9,148         7,589     20.5%          15,514        12,409     25.0%
    Other advertising and promotion...............       4,733         5,027     (5.8)%          8,863         9,660     (8.3)%
    Utilities.....................................       7,663         7,601      0.8%          16,286        16,016      1.7%
    Repairs and maintenance.......................       9,986         9,859      1.3%          20,708        19,850      4.3%
    Telephone reservation center..................       3,102         3,011      3.0%           6,016         5,868      2.5%
    Property insurance............................       2,715         3,378    (19.6)%          5,709         6,827    (16.4)%
    Other costs of management.....................      20,403        20,751     (1.7)%         43,452        42,225      2.9%
                                                    ------------ ------------  -----------  -----------  ------------   ----------
  Total cost of operations (a)....................     112,182       110,480      1.5%         227,529       221,003      3.0%
                                                    ------------ ------------  -----------  -----------  ------------   ----------
Net operating income (before depreciation and
   amortization) (b) .............................     223,230       214,664      4.0%         434,664       421,310      3.2%
Depreciation and amortization expense (c).........     (78,417)     (107,879)   (27.3)%       (159,630)     (223,996)   (28.7)%
                                                    ------------ ------------  -----------  -----------  ------------   ----------
Operating income..................................  $  144,813    $  106,785     35.6%      $  275,034    $  197,314     39.4%
                                                    ============ ============  ===========  ===========  ============   ==========
Gross margin (before depreciation and amortization)      66.6%         66.0%      0.9%           65.6%         65.6%        -
Weighted average for the period:
  Square foot occupancy (d).......................       91.0%         90.9%      0.1%           89.9%         89.9%        -
   Realized annual rent per occupied square foot    $    12.92    $    12.54      3.0%      $    12.91    $    12.52      3.1%
     (e) (g)......................................
  REVPAF (f) (g)..................................  $    11.75    $    11.40      3.1%      $    11.60    $    11.26      3.0%

Weighted average at June 30:
  Square foot occupancy...........................                                                91.7%        91.7%        -
  In place annual rent per occupied square foot (h)                                         $     14.21   $    13.84      2.7%
Total net rentable square feet (in thousands).....                                              109,436      109,436        -



a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Net operating income (before depreciation and amortization) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c) Depreciation and amortization expense for the three and six months ended June 30, 2008 decreased primarily due to a reduction in amortization expense related to intangible assets that we obtained in the Shurgard Merger.

d) Square foot occupancies represent weighted average occupancy levels over the entire period.

e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet. Rental income is also net of promotional discounts and collection costs, including bad debt expense.

g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

h)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

                                                                     Three Months Ended
                                                 ----------------------------------------------------------
                                                  March 31        June 30     September 30     December 31       Full Year
                                                 -----------    ------------ --------------  --------------   --------------
Total revenues (in 000's):
  2008.....................................      $  326,781      $  335,412
  2007.....................................      $  317,169      $  325,144   $  336,117     $    327,885      $  1,306,315

Total cost of operations (excluding
 depreciation and amortization expense)
 (in 000's):
  2008.....................................      $  115,347      $  112,182
  2007.....................................      $  110,523      $  110,480   $  106,668     $     98,557      $    426,228

Property taxes (in 000's):
  2008.....................................      $   33,705      $   32,526
  2007.....................................      $   32,318      $   31,110   $   32,340     $     26,389      $    122,157

Media advertising expense (in 000's):
  2008.....................................      $    6,366      $    9,148
  2007.....................................      $    4,820      $    7,589   $    4,044     $      2,622      $     19,075

Other advertising and promotion
 expense (in 000's):
  2008.....................................      $    4,130      $    4,733
  2007.....................................      $    4,633      $    5,027   $    4,180     $      3,874      $    17,714

REVPAF:
  2008.....................................      $    11.45      $    11.75
  2007.....................................      $    11.12      $    11.40   $    11.77     $      11.50      $     11.45

Weighted average realized annual rent per
 occupied square foot for the period:
  2008.....................................      $    12.89      $    12.92
  2007.....................................      $    12.52      $    12.54   $    13.06     $      13.02      $     12.79

Weighted average square foot occupancy levels
 for the period:
  2008.....................................           88.8%           91.0%
  2007.....................................           88.8%           90.9%        90.1%            88.3%            89.5%



SHURGARD EUROPE:
----------------

As previously announced, on March 31, 2008, an institutional investor acquired a 51% interest in Shurgard Europe's operations. Public Storage owns the remaining 49% interest and is the managing member of the newly formed joint venture that now owns Shurgard Europe's operations.

The intercompany loans to Shurgard Europe are denominated in Euros. At June 30, 2008, the loans totaled (euro)391.9 million ($618.7 million). No additional loans were made during the quarter ended June 30, 2008. The loans currently are not hedged for future currency exchange fluctuations; accordingly, the amount of U.S. Dollars that will be received on repayment will depend upon the currency exchange rates at the time. Based primarily upon the change in estimated U.S. Dollars to be received caused by fluctuation in currency exchange rates, a foreign currency translation loss of $2,000 and a gain of $41,012,000 were recorded in the three and six months ended June 30, 2008, respectively (gains of $5,553,000 and $10,593,000, respectively, during the same periods in 2007).

During the three and six months ended June 30, 2008, respectively, we incurred $25.4 million and $27.9 million, respectively, of incentive compensation expense with respect to the March 31, 2008 Shurgard Europe transaction. These amounts were included in our general and administrative expense.

As a result of our disposition of a 51% interest, we began accounting for our investment in Shurgard Europe under the equity method; accordingly, Shurgard Europe's accounts are no longer consolidated with those of Public Storage effective March 31, 2008.

Shurgard Europe has an interest in 178 facilities (9.3 million net rentable square feet) located in seven Western European countries. Included in this total are 74 facilities (3.7 million net rentable square feet) that are owned in two joint ventures in which Shurgard Europe has a 20% interest. The two joint ventures collectively had approximately $408 million of outstanding debt payable to third parties at June 30, 2008. A facility located in London, England was not included in the Shurgard Europe transaction discussed above. This facility is wholly owned by Public Storage, but continues to be managed by Shurgard Europe for a fee.

At June 30, 2008, Shurgard Europe had five newly developed facilities under construction (273,000 net rentable square feet), with total estimated costs of approximately $44.8 million, and three expansion projects (110,000 net rentable square feet) with $28.9 million in estimated development costs. They also have nine projects in development (318,000 net rentable square feet) with a total estimated cost of $61.8 million. The development of these facilities is subject to various risks and contingencies.

During the second quarter of 2008, Shurgard Europe completed the development of two wholly-owned facilities located in the Netherlands at a total cost of $10.9 million, adding 96,000 net rentable square feet to the portfolio.

DEVELOPMENT AND ASSET ACQUISITION ACTIVITIES:
---------------------------------------------

During the second quarter of 2008, we acquired two self-storage facilities in California with net rentable square feet of 211,000 for an aggregate purchase price of $31.2 million, which includes the assumption of approximately $10.3 million of debt. We also completed a newly developed facility with 49,000 net rentable square feet at a total cost of $5.6 million and an expansion project at a total cost of $7.8 million with 84,000 net rentable square feet.

At June 30, 2008, we had 25 projects that were either under construction or were expected to begin construction generally within the next year, comprised of two newly developed self-storage facilities (119,000 net rentable square feet) in the United States for a total estimated cost of $17.6 million, 22 projects (926,000 net additional rentable square feet) in the United States, which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $85.5 million and expansion of one European facility located in London, England (21,000 net rentable square feet and total estimated costs of $6.6 million). These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

ACQUISITION OF INTEREST IN ACQUISITION JOINT VENTURE:
-----------------------------------------------------

On July 21, 2008, we acquired the remaining interest that we did not own in an affiliated partnership (the "Acquisition Joint Venture") from an institutional investor for an aggregate purchase price of $45.8 million. The Acquisition Joint Venture owned 12 self-storage facilities. The purchase price included the repayment of approximately $38.4 million of debt due to the investor (bearing interest at 8.5% per annum) and the acquisition of their equity for approximately $7.4 million.

SHARE REPURCHASES:
------------------

As disclosed previously, our Board of Trustees has authorized the repurchase from time to time of up to 35,000,000 of our common shares on the open market or in privately negotiated transactions.

From January 1, 2008 through June 30, 2008, we repurchased a total of 1,520,196 common shares for an aggregate of approximately $111.9 million (none were repurchased from July 1, 2008 through August 7, 2008). We have 11,278,084 shares remaining on our repurchase authorization at August 7, 2008.

DISTRIBUTIONS DECLARED:
-----------------------

On August 7, 2008 the Board of Trustees declared a quarterly distribution of $0.55 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Shares, Series A. Distributions were also declared with respect to the Company's various series of preferred shares. All the distributions are payable on September 30, 2008 to shareholders of record as of September 15, 2008.

SECOND QUARTER CONFERENCE CALL:
-------------------------------

A conference call is scheduled for Friday, August 8, 2008 at 10:00 a.m. (PDT) to discuss the second quarter ended June 30, 2008 earnings results. The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 55437794). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 55437794). A replay of the conference call may be accessed through August 22, 2008 by calling (800) 642-1687 (domestic), or (706) 645-9291
(international), or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." All forms of replay utilize conference ID number 55437794.

ABOUT PUBLIC STORAGE:
---------------------

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. At June 30, 2008, the Company had interests in 2,015 self-storage facilities located in 38 states with approximately 127 million net rentable square feet in the United States and 179 storage facilities located in seven Western European nations with approximately nine million net rentable square feet.

Additional information about Public Storage is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Form 10-Q for the period ended June 30, 2008 expected to be filed on or before August 11, 2008, our Quarterly Reports on Form 10-Q, and current reports on Form 8-K. These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination, adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                                   (Unaudited)


Comparisons of our revenues and expenses for the three and six months ended June 30, 2008 to the same periods in 2007 are significantly impacted by the acquisition by an institutional investor of a 51% interest in Shurgard Europe on March 31, 2008, which resulted in the deconsolidation of Shurgard Europe. Shurgard Europe's revenues and expenses after March 31, 2008 are excluded from our statement of operations and, instead, our 49% equity share of Shurgard Europe's operating results are included in the line item "equity in earnings of real estate entities" and we also record interest and other income with respect to (i) the interest received on our intercompany notes from Shurgard Europe and
(ii) license fee income.

                                                             Three Months Ended              Six Months Ended
                                                                June 30, (a)                   June 30, (a)
                                                      ------------------------------   -----------------------------
                                                           2008             2007          2008              2007
                                                      -------------    -------------   -------------   -------------
                                                                  (Amounts in thousands, except per share data)
Revenues:
    Self-storage rental income......................  $    381,345     $    410,972    $   806,165     $    809,580
    Ancillary operations............................        31,779           36,262         66,879           69,087
    Interest and other income (a)...................        11,014              955         13,858            3,080
                                                      -------------    -------------   -------------   -------------
                                                           424,138          448,189        886,902          881,747
                                                      -------------    -------------   -------------   -------------
Expenses:
    Cost of operations:
      Self-storage facilities ......................       128,354          149,137        285,269          297,829
      Ancillary operations .........................        18,109           20,352         35,577           39,661
    Depreciation and amortization (b)...............        95,383          167,510        217,869          343,876
    General and administrative (c)..................        33,173           21,465         48,089           37,981
    Interest expense................................         9,601           16,707         26,088           33,515
                                                      -------------    -------------   -------------   -------------
                                                           284,620          375,171        612,892          752,862
                                                      -------------    -------------   -------------   -------------
 Income from continuing operations before equity in
   earnings of real estate entities, gain (loss) on
   disposition of real estate investments, casualty
   gain, foreign currency exchange gain (loss),
   income (expense) from derivatives and minority
   interest in income...............................       139,518           73,018        274,010          128,885
Equity in earnings of real estate entities (a)......         4,632            2,782          7,361            6,759
Gain (loss) on disposition of real estate
investments (d).....................................           (92)           2,238        341,773            2,238
Casualty gain ......................................             -                -              -            2,665
Foreign currency exchange gain (loss) (e)...........            (2)           5,553         41,012           10,593
Income (expense) from derivatives, net..............             -            1,771            (43)           1,009
Minority interest in income allocable to:
 Preferred minority interests.......................        (5,403)          (5,403)       (10,806)         (10,806)
 Other partnership interests .......................        (4,739)          (2,121)        (6,935)          (2,501)
                                                      -------------    -------------   -------------   -------------
Income from continuing operations...................       133,914           77,838        646,372          138,842
Discontinued operations ............................          (101)            (734)          (217)          (1,960)
                                                      -------------    -------------   -------------   -------------
Net income..........................................  $    133,813     $     77,104    $   646,155     $    136,882
                                                      =============    =============   =============   =============
Net income allocation:
    Allocable to preferred shareholders based on
      distribution paid...........................    $     60,333     $     57,315    $   120,666     $    116,091
    Allocable to Equity Shares, Series A............         5,356            5,356         10,712           10,712
    Allocable to common shareholders................        68,124           14,433        514,777           10,079
                                                      -------------    -------------   -------------   -------------
                                                      $    133,813     $     77,104    $   646,155     $    136,882
                                                      =============    =============   =============   =============
Per common share:
    Net income per share - Basic....................  $       0.41     $       0.09    $      3.06     $       0.06
                                                      =============    =============   =============   =============
    Net income per share - Diluted..................  $       0.40     $       0.08    $      3.05     $       0.06
                                                      =============    =============   =============   =============
    Weighted average common shares - Basic..........       168,028          169,346        168,307          169,288
                                                      =============    =============   =============   =============
    Weighted average common shares - Diluted........       168,814          170,213        169,022          170,275
                                                      =============    =============   =============   =============

(a) Commencing March 31, 2008, we account for our investment in Shurgard Europe using the equity method of accounting. Accordingly, we no longer present Shurgard Europe's revenues, expenses and other operating items with respect to periods after March 31, 2008, and we instead reflect our pro-rata share of Shurgard Europe's operations as "equity in earnings of real estate entities" along with interest and other income related to the note receivable from Shurgard Europe. For the quarter ended June 30, 2008, included in equity in earnings of real estate entities is $1,547,000 related to our investment in Shurgard Europe. These earnings are comprised of our 49% equity share of Shurgard Europe's net loss, combined with $6,276,000, representing 49% of the aggregate interest and trademark license income received from Shurgard Europe. Included in interest and other income for the quarter ended June 30, 2008, is an aggregate of $6,532,000 with respect to the note receivable from Shurgard Europe and trademark license fees, representing 51% of the aggregate interest and trademark license income received from Shurgard Europe.

(b) Depreciation and amortization expense for the three and six months ended June 30, 2008 decreased by $72.1 million and $126.0 million, respectively, as compared to the same periods in 2007. This decrease is primarily due to a reduction in amortization expense related to domestic intangible assets that we obtained in the Shurgard Merger, combined with the impact of the deconsolidation of Shurgard Europe.

(c) For the three and six months ended June 30, 2008, general and administrative expense includes additional incentive compensation totaling $25.4 million and $27.9 million, respectively, associated with the disposition of an interest in Shurgard Europe. In addition, for the three and six months ended June 30, 2007, we incurred additional expenses in connection with the proposed offering of shares of Shurgard Europe totaling approximately $9.6 million.

(d) Gain on disposition of real estate investments includes a $341.9 million gain on our disposition of a 51% interest in Shurgard Europe on March 31, 2008.

(e) Our foreign exchange gains and losses are primarily related to our intercompany loan to Shurgard Europe, representing the impact of the fluctuation in the exchange rate between U.S. Dollars and the Euro.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                                                                        June 30,         December 31,
                                                                          2008               2007
                                                                     (Unaudited)(a)
                                                                     -----------------  ----------------
                                                                       (Amounts in thousands, except
                                                                         share and per share data)

ASSETS
Cash and cash equivalents ....................................         $      775,002   $     245,444
Operating real estate facilities:
   Land and buildings, at cost................................             10,105,196      11,658,807
   Accumulated depreciation...................................             (2,234,359)     (2,128,225)
                                                                     -----------------  ----------------
                                                                            7,870,837       9,530,582
Construction in process.......................................                 38,614          60,324
                                                                     -----------------  ----------------
                                                                            7,909,451       9,590,906

Investment in real estate entities............................                616,257         306,743
Goodwill......................................................                174,634         174,634
Intangible assets, net........................................                 61,698         173,745
Note receivable from Shurgard Europe..........................                618,724               -
Restricted cash...............................................                 18,602          18,972
Other assets..................................................                 78,378         132,658
                                                                     -----------------  ----------------
       Total assets...........................................         $   10,252,746   $  10,643,102
                                                                     =================  ================

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable and debt due to joint venture partner...........         $      690,339   $   1,069,928
Accrued and other liabilities.................................                223,197         303,357
                                                                     -----------------  ----------------
       Total liabilities......................................                913,536       1,373,285

Minority interest - preferred partnership interests...........                325,000         325,000
Minority interest - other partnership interests...............                 38,376         181,688

Shareholders' equity:
   Cumulative Preferred Shares of beneficial interest, $0.01
     par value, 100,000,000 shares authorized, 1,739,500 shares issued (in series) and outstanding (1,739,500 at December
     31, 2007), at liquidation preference.....................              3,527,500       3,527,500
   Common Shares of beneficial interest, $0.10 par value,
     650,000,000 shares authorized, 168,074,469 shares issued and
     outstanding (169,422,475 at December 31, 2007)...........                 16,807          16,943
   Equity Shares of beneficial interest, Series A, $0.01 par
     value, 100,000,000 shares authorized, 8,744.193 shares
     issued and outstanding at June 30, 2008 and December 31, 2007                  -               -
   Paid-in capital............................................              5,551,189       5,653,975
   Cumulative net income......................................              4,606,982       3,960,827
   Cumulative distributions paid..............................             (4,763,161)     (4,446,181)
   Accumulated other comprehensive income.....................                 36,517          50,065
                                                                     -----------------  ----------------
     Total shareholders' equity...............................              8,975,834       8,763,129
                                                                     -----------------  ----------------
       Total liabilities and shareholders' equity.............         $   10,252,746   $  10,643,102
                                                                     =================  ================


(a) On March 31, 2008, an institutional investor acquired a 51% interest in our European operations. As a result of the transaction, effective March 31, 2008 we no longer consolidate the accounts of Shurgard Europe and account for our investment on the equity method of accounting.

Shurgard European Same Store Selected Operating Data
----------------------------------------------------

The operating data presented in the table below for each period reflects the historical data for the European Same Store Portfolio of 96 facilities that have been operated on a stabilized basis since January 1, 2006. As described more fully in "Shurgard Europe" above, we deconsolidated Shurgard Europe effective March 31, 2008 and, accordingly, the revenues and cost of operations for the quarter ended June 30, 2008 are not included in our income statements.

Selected Operating Data for the 96 facilities
---------------------------------------------
operated by Shurgard Europe on a stabilized basis
-------------------------------------------------
since January 1, 2006 ("Europe   Same  Store
--------------------------------------------
Facilities"): (unaudited)
-------------------------

                                                             Three Months Ended June 30,                 Six Months Ended June 30,
                                                       ---------------------------------------  ------------------------------------
                                                                                    Percentage                           Percentage
                                                            2008        2007 (a)      Change         2008      2007 (a)    Change
                                                       ------------ -------------  -----------  -----------  ----------- -----------
                                                                   (Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates) (a)
Revenues:
    Rental income.................................     $   35,714    $  34,703        2.9%      $  70,145    $  67,352        4.1%
    Late charges and administrative fees collected            632          356       77.5%          1,220          670       82.1%
                                                       ------------ -------------  -----------  -----------  ----------- -----------
    Total revenues (b)............................         36,346       35,059        3.7%         71,365       68,022        4.9%

Cost of operations (excluding depreciation and
 amortization):
    Property taxes ...............................          1,659        1,609        3.1%          3,242        2,935       10.5%
    Direct property payroll.......................          4,068        4,128       (1.5)%         7,967        8,146       (2.2)%
    Advertising and promotion.....................          1,307        1,487      (12.1)%         2,206        2,854      (22.7)%
    Utilities.....................................            838          820        2.2%          1,714        1,767       (3.0)%
    Repairs and maintenance.......................            962          839       14.7%          1,892        1,761        7.4%
    Property insurance............................            228          389      (41.4)%           444          789      (43.7)%
    Other costs of management.....................          4,904        5,575      (12.0)%         9,819       10,695       (8.2)%
                                                       ------------ -------------  -----------  -----------  ----------- -----------
  Total cost of operations (b)....................         13,966       14,847       (5.9)%        27,284       28,947       (5.7)%
                                                       ------------ -------------  -----------  -----------  ----------- -----------
   Net operating income (excluding depreciation and
   amortization) (c)..............................     $   22,380    $  20,212       10.7%      $  44,081    $  39,075       12.8%
                                                       ============ =============  ===========  ============ =========== ===========
Gross margin (before depreciation and amortization)         61.6%        57.7%        6.8%          61.8%        57.4%        7.7%
Weighted average for the period:
  Square foot occupancy (d).......................          87.0%        89.9%       (3.2)%         87.5%        89.2%       (1.9)%
  Realized  annual rent per occupied  square foot
   (e) (g)........................................     $    31.06    $   29.21        6.3%      $   30.33    $   28.57        6.2%
  REVPAF (f) (g)..................................     $    27.02    $   26.26        2.9%      $   26.54    $   25.48        4.2%

Weighted average at June 30:
  Square foot occupancy...........................                                                  87.6%        91.1%       (3.8)%
  In place annual rent per occupied square foot (h)                                             $   32.77    $   30.72        6.7%
Total net rentable square feet (in thousands).....                                                  5,286        5,286          -


(a) For comparative purposes, these amounts are presented on a constant exchange rate basis. The amounts for the three and six months ended June 30, 2007 have been restated using the actual exchange rate for the same periods in 2008. The exchange rate for the Euro relative to the U.S. Dollar averaged 1.563 and 1.530 for the three and six months ended June 30, 2008, respectively.

(b) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c) Net operating income (before depreciation and amortization) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet. Rental income is also net of promotional discounts and collection costs, including bad debt expense.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                    Computation of Funds from Operations (a)
                                   (Unaudited)


                                                                         Three Months Ended June 30,     Six Months Ended June 30,
                                                                         ---------------------------  ------------------------------
                                                                             2008           2007            2008           2007
                                                                         -------------  ------------  -------------   --------------
                                                                                (Amounts in thousands, except per share data)

Computation of Funds from Operations (FFO) allocable to Common Shares
Net Income.............................................................  $   133,813    $    77,104    $   646,155     $   136,882
    Add back - depreciation and amortization...........................       95,383        167,510        217,869         343,876
    Add back - depreciation and amortization included in Discontinued
        Operations.....................................................            3             91              8             206
    Eliminate - depreciation with respect to non-real estate assets....          (64)          (108)          (125)           (206)
    Eliminate - gain (loss) on sale of real estate investments.........           92         (2,238)      (341,773)         (2,238)
    Add back - Depreciation from unconsolidated real estate investments       22,821         11,279         34,993          21,034
    Add back - minority interest share of income.......................       10,142          7,524         17,741          13,307
                                                                         -------------  ------------  -------------   --------------
Consolidated FFO.......................................................      262,190        261,162        574,868         512,861
 Allocable to preferred minority interests.............................       (5,403)        (5,403)       (10,806)        (10,806)
Allocable to other minority interests..................................       (4,949)        (5,473)       (11,113)         (9,276)
                                                                         -------------  ------------  -------------   --------------
Remaining FFO allocable to our shareholders............................      251,838        250,286        552,949         492,779
Less: allocations to preferred and equity shareholders:
    Preferred shareholder distributions ...............................      (60,333)       (57,315)      (120,666)       (116,091)
    Equity Shares, Series A distributions..............................       (5,356)        (5,356)       (10,712)        (10,712)
                                                                         -------------  ------------  -------------   --------------
Remaining FFO allocable to Common Shares (a)...........................  $   186,149    $   187,615    $   421,571     $   365,976
                                                                         =============  ============  =============   ==============
Weighted average shares:
    Regular common shares..............................................      168,028        169,346        168,307         169,288
    Weighted average stock options and restricted share units
       outstanding using treasury method ..............................          786            867            715             987
                                                                         -------------  ------------  -------------   --------------
Weighted average common shares for purposes of computing fully-diluted
     FFO per common share..............................................      168,814        170,213        169,022         170,275
                                                                         =============  ============  =============   ==============
FFO per diluted common share (a).......................................  $      1.10    $      1.10    $      2.49     $      2.15
                                                                         =============  ============  =============   ==============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                 Computation of Funds Available for Distribution
                                  (Unaudited)


                                                                   Three Months Ended               Six Months Ended
                                                                        June 30,                        June 30,
                                                               ---------------------------   ------------------------------
                                                                   2008           2007            2008            2007
                                                               -----------   -------------   ------------   ---------------
                                                                                 (Amounts in thousands)

Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Shares (a).......................       $ 186,149    $    187,615     $  421,571     $   365,976
Add: Non-cash share-based compensation expense...........           3,484           2,360          6,258           4,868
Eliminate:  Non-cash foreign exchange and derivative (gains)
    losses...............................................               2          (7,324)       (40,969)        (11,602)
Less: Aggregate capital expenditures.....................         (24,697)        (20,500)       (31,571)        (28,807)
Add  back:  Capital  expenditures  for  Shurgard  rebranding
    effort...............................................               -               -              -           3,600
                                                               -----------   -------------   ------------   ---------------
Funds available for distribution ("FAD") (b).............       $ 164,938    $    162,151     $  355,289     $   334,035
                                                               ===========   =============   ============   ===============
Distribution to common shareholders......................       $  92,819    $     85,025     $  185,602     $   170,018
                                                               ===========   =============   ============   ===============
Distribution payout ratio (b)............................           56.3%           52.4%          52.2%           50.9%
                                                               ===========   =============   ============   ===============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) Funds available for distribution ("FAD") represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of stock-based compensation expense, (iii) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures to maintain our facilities and elimination of any gain or loss on foreign exchange or from derivatives. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. FAD does not take into consideration required principal payments on debt. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)

                                                            Three Months Ended            Six Months Ended
                                                                 June 30,                     June 30,
                                                        -------------------------   ---------------------------
                                                           2008          2007           2008           2007
                                                        -----------  ------------   ------------   ------------
                                                                         (Amounts in thousands)
Revenues for the Same Store facilities...............   $  335,412   $  325,144     $  662,193     $  642,313

Revenues for other facilities (a): Development facilities
 (year opened):
       2008..........................................            1            -              1              -
       2007..........................................          284           71            508             79
       2006..........................................        1,796        1,080          3,413          1,937
       2004 and 2005.................................        3,253        2,754          6,337          5,347
       Expansion facilities..........................       22,383       20,466         43,703         40,023
    Acquisition facilities (year acquired):
       2008..........................................          354            -            354              -
       2007..........................................        1,264          299          2,393            311
       2006 (b)......................................       16,598       15,318         32,541         30,684
    Shurgard Europe's wholly owned facilities........            -       32,898         36,935         64,083
    Shurgard Europe's joint venture facilities ......            -       12,942         17,787         24,803
                                                        -----------  ------------   ------------   ------------
Consolidated self-storage revenues (c)................  $  381,345   $  410,972     $  806,165     $  809,580
                                                        ===========  ============   ============   ============
Cost of operations for the Same Store facilities......  $  112,182   $  110,480     $  227,529     $   221,003

Cost of operations for other facilities (a): Development
 facilities (year opened):
       2008..........................................           39            -             39              -
       2007..........................................          166            47           391              88
       2006..........................................          618           680         1,273           1,216
       2004 and 2005.................................        1,158         1,137         2,392           2,237
       Expansion facilities..........................        7,302         7,434        15,193          14,609
    Acquisition facilities (year acquired):
       2008..........................................          127            -            127              -
       2007..........................................          515           126         1,072             129
       2006 (b)......................................        6,247         6,318        12,599          13,247
    Shurgard Europe's wholly owned facilities........            -        13,874        14,333          26,953
    Shurgard Europe's joint venture facilities.......            -         9,041        10,321          18,347
                                                        -----------  ------------   ------------   ------------
Consolidated self-storage cost of operations (c).....   $  128,354   $   149,137    $  285,269     $   297,829
                                                        ===========  ============   ============   ============

(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities.

(b) Includes 65 domestic facilities, and one facility located in London, England which we acquired in the merger with Shurgard that are not included in the Same Store facilities and are not owned by Shurgard Europe, along with 12 additional facilities acquired in 2006. We discontinued consolidation of 11 of these facilities effective May 24, 2007. On November 15, 2007, we recommenced consolidation of five of these properties. The operations for these 11 facilities from January 1, 2007 through May 24, 2007, combined with the operations of the five facilities that we recommenced consolidation after November 15, 2007, are included in this table.

(c) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.